Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-3 of Brookfield Property Partners L.P. (No. 333-225158) (the “Registration Statement”) of our report dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of GGP Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) appearing in the Annual Report on Form 20-F of Brookfield Property Partners L.P. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 26, 2018